Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public
Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of
our reports: (1) dated April 27, 2011 with respect to the financial statements of Principal Life
Insurance Company Variable Life Separate Account, (2) dated March 16, 2011 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated
March 16, 2011 with respect to the financial statement schedules of Principal Life Insurance
Company, in Post-Effective Amendment No. 14 to the Registration Statement (Form N-6,
No. 333-71521) of Principal Life Insurance Company Variable Life Separate Account and the
related prospectus of the Principal Survivorship Flexible Premium Variable Universal Life.

/s/Ernst & Young LLP
Des Moines, Iowa
April 27, 2011